Exhibit 10.1

ALLIANCE DATA SYSTEMS CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and restated effective January 1, 2018

ALLIANCE DATA SYSTEMS CORPORATION
 EXECUTIVE DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
Page
Article 1 PREAMBLE		1
1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
Article 2 Definitions		1
Article 3 Eligibility		4
3.1	Eligibility	4
3.2	Participation	4
Article 4 Elective Deferrals		5
4.1	Deferral Election	5
4.2	Recording Deferrals	5
4.3	Employment Taxes	5
Article 5 Leave of Absence		5
5.1	Paid Leave of Absence	5
5.2	Unpaid Leave of Absence	5
Article 6 Vesting		6
Article 7 Maintenance and Investment of Accounts		6
7.1	Maintenance of Accounts	6
7.2	Investment of Accounts	6
Article 8 Distribution of Benefits		6
8.1	In-Service Distributions	6
8.2	Unforeseeable Emergency Distributions	6
8.3	Distribution due to Separation from Service or Disability	6
8.4	Distribution due to Death	7
8.5	Limited Permitted Acceleration	7
	(a) Domestic Relations Orders	7
	(b) Compliance with Ethics or Conflict of Interest Laws	7
	(c) Payment of Employment Taxes	7
	(d) Payment upon Income Inclusion	7
	(e) Payment of State, Local or Foreign Taxes	7
	(f) Bona Fide Disputes	8
Article 9 Administration		8
9.1	Committee	8
9.2	Benefit Determination	8
9.3	Participant Statements	8
9.4	Expenses	8
Article 10 Rights of Participants		9

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10.1	Contractual Obligation	9
10.2	Unsecured Interest	9
10.3	Authorization for Trust	9
10.4	Change in Control	9
10.5	Employment	9
Article 11 Claims Procedures		9
11.1	Filing a Claim	9
11.2	Claim Decision	9
11.3	Notice of Denial	10
11.4	Appeal Procedures	10
11.5	Notice of Decision on Appeal	10
11.6	Additional Rules for Disability Claims filed on or after January 1, 2018	10
11.7	Claims Procedures Mandatory	12
Article 12 Amendment and Termination		12
12.1	Plan Amendments	12
12.2	Plan Termination	12
Article 13 Miscellaneous		12
13.1	Severability	12
13.2	Designation of Beneficiary	12
13.3	Withholding of Taxes	12
13.4	Successors	12
13.5	Plan Status under ERISA	13
13.6	Nontransferability	13
13.7	Governing Law	13
13.8	Limitations on Actions	13
13.9	Entire Agreement	13
13.10	Section 409A Compliance	13

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ALLIANCE DATA SYSTEMS CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE 1
 PREAMBLE
1.1 Establishment of the Plan. The Alliance Data Systems Corporation Supplemental Executive Retirement Plan (the "SERP") was established, effective May 1, 1999, to provide an opportunity for a select group of management and highly compensated employees to defer a portion of their regular compensation and bonuses payable for services rendered to Alliance Data Systems Corporation (the "Company") and its participating affiliates and to receive certain employer contributions. On December 8, 2004, due to changes in the law, the Compensation Committee of the Board took action to freeze the SERP, effective December 31, 2004. Effective January 1, 2005, contributions were made to the Alliance Data Systems Corporation Executive Deferred Compensation Plan (the "Plan"), which replaced the SERP. The provisions of the SERP, as in effect on December 31, 2004, shall govern any compensation or employer contribution that was "deferred," within the meaning of Code Section 409A, prior to January 1, 2005. Compensation and employer contributions deferred on or after such date shall be governed by the provisions of the Plan. The Plan was amended and restated on December 7, 2007 and effective January 1, 2008 to accommodate additional changes in applicable laws and regulations. The Plan is hereby amended and restated on November 22, 2017, effective January 1, 2018.
1.2 Purpose of the Plan. The Plan's purpose is to provide competitive employee benefits to qualified individuals by providing selected participants with the benefits of an unfunded, non-qualified deferred compensation program. The Plan is intended to meet the exemptions provided in ERISA sections 201(2), 301(a)(3) and 401(a)(1) and Department of Labor regulation section 2520.104-23 for unfunded pension plans maintained by an employer for a select group of management or highly compensated employees.
ARTICLE 2
 DEFINITIONS
Capitalized terms used in this Plan and not defined herein shall have the same meaning as set forth in the Qualified Plan. Whenever used herein, the following terms have the meaning set forth below:
"Account" means a notational account, maintained for recordkeeping purposes only, that reflects the amount credited to a Participant under the terms of the Plan.
"Affiliate" means, with respect to an Employer, any corporation with whom the Employer would be considered a single employer under Code section 414(b) or any partnership or other entity with whom the Employer would be considered a single employer under Code section 414(c).
"Company" means Alliance Data Systems Corporation.
"Alliance" means ADS Alliance Data Systems, Inc.

"Associate" means any individual receiving compensation for services rendered in the employment of an Employer.
"Base Salary" means the annual rate of base pay paid by the Employer to or for the benefit of the Participant for services rendered.
"Beneficiary" means any person entitled to receive benefits which may be payable upon a Participant's death, who is designated in accordance with Section 13.2.
"Board" means the board of directors of the Company.
"Change in Control" means one of the following events:
(i) The merger, consolidation or other reorganization of the Company in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of the Company), cash, or other property, other than a merger, consolidation or other reorganization that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or other reorganization;
(ii) The sale, lease or exchange of all or substantially all of the assets of the Company to any other Person;
(iii) The approval by the stockholders of the Company of a plan of complete liquidation and dissolution of the Company;
(iv) The acquisition by any Person of beneficial ownership, within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, of more than 20% (based on voting power) of the Company's outstanding capital stock; or
(v) During any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any individual other than the Board shall be deemed to be an Incumbent Director.
For purposes of determining whether an event is a Change in Control, "Person" has the meaning given in Section 3(a)(9) of the Exchange Act, including two or more persons acting as a syndicate or other group as modified and used in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the committee appointed pursuant to Section 9.1 to administer the Plan.
"Deferral Account" means the subaccount that may be established under a Participant's Account to record Participant deferrals, if any, that may be credited to the Participant's Account in accordance with Article 4.
"Disabled" means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Associates of the Employer or its Affiliates; or (iii) determined to be totally disabled by the Social Security Administration.
"Discretionary Profit Sharing Contributions Account" means the subaccount established under a Participant's Account to record Make-Up Discretionary Profit Sharing Contributions allocated to the Participant, if any, under the Plan for Plan Years ending prior to January 1, 2017.
"Eligible Compensation" means an Associate's Base Salary and Incentive Compensation, increased by the amount of any pre-tax contributions to the Qualified Plan or other benefit plans under section 125 of the Code and by the amount of any Participant deferrals under Article 5. Eligible Compensation does not include any commission payment, sales incentive, severance payment, disability payment, workers compensation payment, stock option earnings, restricted stock or other equity-based compensation, referral or sign-on bonus, spot bonus, service-related cash award or gross-up of wages for contest or other earnings.
"Employer" means Alliance and any other entity affiliated with the Company that has adopted the Plan with the approval of the Committee.
"Enrollment Period" means the open enrollment period designated by the Committee for a Plan Year during which Participants will be permitted to make deferral elections under Section

4.1 with respect to their Eligible Compensation for the Plan Year. The Enrollment Period for any Plan Year shall in all events end before the first day of such Plan Year.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"Incentive Compensation" means that portion of a Participant's Eligible Compensation that is paid as an incentive bonus based on performance, including but not limited to annual incentive compensation. Incentive Compensation does not include any commission payment or sales incentive, equity-based compensation, referral or sign-on bonus, spot bonus, service-related cash award or any other form of compensation that is not Eligible Compensation.
"Participant" means an Associate who is eligible to participate in the Plan.
"Plan" means this Alliance Data Systems Corporation Executive Deferred Compensation Plan.
"Qualified Plan" means the Alliance Data Systems 401(k) and Retirement Savings Plan.
"Retirement Contributions Account" means the subaccount established under a Participant's Account to record Make-Up Retirement Contributions that were allocated to the Participant, if any, under the SERP.
"Separation from Service" means an Associate's termination of employment with the Employer and all Affiliates that constitutes a "separation from service" as defined in Treasury Regulations section 1.409A-1(h)(1) and the default presumptions thereof. For this purpose an individual will be considered to have separated from the service if such individual does not otherwise provide bona fide services to the Employer, whether as an employee or as an independent contractor, at a level greater than 20% of the average level of services performed by the individual over the immediately preceding 36-month period (or the full period of services if such individual was employed for less than 36 months).
"Specified Participant" means an Associate identified by the Company as a "specified employee" pursuant to Treasury Regulations section 1.409A-1(i); provided that if the Company has not identified its specified employees for this purpose, it means a Participant determined by the Committee, as of the Participant's Separation from Service, to be a "specified employee" under Code section 409A(a)(2)(B)(i) and Treasury Regulations section 1.409A-1(i).
ARTICLE 3
 ELIGIBILITY
3.1 Eligibility. Any Associate (a) whose Base Salary is at least $150,000 as of the Enrollment Period for the Plan Year and (b) who the Committee determines to be part of a select group of management or highly compensated employees of an Employer, is eligible to be designated by the Committee to be a Participant.
3.2 Participation. An eligible Associate will become a Participant in the Plan upon his designation by the Committee. If a Participant who initially satisfied the eligibility requirements of Section 3.1 no longer meets those eligibility requirements, he shall retain all rights under the

Plan (subject to the terms hereof). If a Participant has a Separation from Service the Participant will retain all rights under the Plan until all amounts recorded in the Participant's Account have been distributed.
ARTICLE 4
 ELECTIVE DEFERRALS
4.1 Deferral Election. At the time of enrollment, a Participant may elect to defer under the Plan a whole-number percentage, not to exceed 50%, of either or both his or her Base Salary and his or her Incentive Compensation for the Plan Year by completing and filing a deferral election form approved by the Committee. Such election may be made only during the Enrollment Period for the Plan Year and shall be irrevocable as of the close of the applicable Enrollment Period. Notwithstanding any other provision of the Plan to the contrary, the Committee may unilaterally restrict the maximum amount that a Participant may defer under the Plan for any reason, which restriction need not apply uniformly to all Participants.
4.2 Recording Deferrals. The Employer shall deduct from the Participant's Base Salary or Incentive Compensation, as applicable, the percentage that the Participant elects to defer and credit the deferred amount to the Participant's Deferral Account as an unfunded book entry.
4.3 Employment Taxes. Any amounts deferred under this Article 4 shall be subject to all applicable employment taxes that must be withheld under applicable law.
ARTICLE 5
 LEAVE OF ABSENCE
5.1 Paid Leave of Absence. If a Participant is authorized by an Employer for any reason to take a paid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer for up to six months of such leave, or if longer, for so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract (the "Maximum Leave Period"). Participant deferrals shall continue during such paid leave of absence up to the Maximum Leave Period, and the Participant shall remain eligible for Employer Contributions.
5.2 Unpaid Leave of Absence. If a Participant is authorized by an Employer for any reason to take an unpaid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer during such leave up to the Maximum Leave Period, but Participant deferrals will cease until the Participant returns to a paid employment status. Upon such return, Participant deferrals shall resume. Notwithstanding the foregoing, Participant deferrals with respect to any Base Salary or Incentive Compensation that would otherwise be payable to the Participant during a period of leave, up to the Maximum Leave Period, shall be made pursuant to the Participant's election under Article 4 then in effect for such Eligible Compensation. The Participant shall remain eligible for Employer Contributions.

ARTICLE 6
 VESTING
A Participant shall at all times be 100% vested in his or her Account.
ARTICLE 7
 MAINTENANCE AND INVESTMENT OF ACCOUNTS
7.1 Maintenance of Accounts. The Committee shall establish and maintain a separate notional Account in the name of each Participant, to which it shall credit all amounts allocated in accordance with Article 4 and all earnings as determined in accordance with Section 7.2.
7.2 Investment of Accounts. A Participant's Account balance shall be credited with interest at a rate established by, and adjusted periodically at the sole discretion of, the Committee. The Committee may, in its sole discretion, direct that the Employer invest the amount credited to an Account, in whole or in part, in such property (real, personal, tangible or intangible), as the Committee may select (collectively the "Investments"), or may direct that the Employer retain the amount credited as cash to be added to its general assets. The Employer shall be the sole owner and beneficiary of all Investments, and all contracts and other evidences of the Investments shall be registered in the name of the Employer.
ARTICLE 8
 DISTRIBUTION OF BENEFITS
8.1 In-Service Distributions. A Participant who is actively employed by an Employer generally may not withdraw or otherwise access any amounts credited to his or her Account. However, at the time a Participant makes a deferral election under Article 4, he or she may elect to have all deferrals made pursuant to that election for that Plan Year distributed in a subsequent specified calendar year, subject to any restriction imposed under Code section 409A. Such an elected distribution will be made during the first 60 days of the specified year or, if earlier, the date required under Section 8.3 or 8.4.
8.2 Unforeseeable Emergency Distributions. A Participant may withdraw amounts from his or her Account in the event of an "unforeseeable emergency" as defined in Treasury Regulation section 1.409A-3(i)(3)(i), subject to approval by the Committee. The maximum permitted withdrawal is the amount reasonably necessary to satisfy the emergency need, taking into account the availability of reimbursement or compensation from insurance or otherwise and the assets of the Participant (to the extent liquidation of such assets would not cause severe financial hardship), as well as any taxes incurred as a result of the distribution. If the Committee or its delegate approves a distribution on this basis, the distribution shall be made as soon as practicable thereafter and the Participant's deferral elections under Article 4 shall be cancelled immediately. The Participant shall not be eligible to make any subsequent election to defer Base Salary or Incentive Compensation under Article 4 until the first day of the following calendar year.
8.3 Distribution due to Separation from Service or Disability. If a Participant has a Separation from Service or becomes Disabled, the value of the Participant's vested Account balance will be distributed. Payments will be made within 90 days after the date of the

Participant's Separation from Service or becoming Disabled; provided, however, that in the case of a Specified Participant, distribution due to Separation from Service shall be paid the date that is six months and one day after the date of the Participant's Separation from Service or such earlier date as appropriate if distribution is made under Section 8.4. Distribution will be paid in a single lump-sum payment, subject to applicable withholding.
8.4 Distribution due to Death. Any vested, undistributed amount credited to a Participant's Account on the date he or she dies will be distributed in one lump sum to the Participant's Beneficiary or estate, as determined pursuant to Section 13.2. Payments will be made within 90 days after the date of the Participant's death.
8.5 Limited Permitted Acceleration. An earlier payment may be made, as determined by the Committee in its sole discretion, only to the extent that a permissible Code section 409A and related Treasury Regulations exception may be applied in the following situations:
(a) Domestic Relations Orders. The Plan may accelerate the time or schedule of payment to an individual other than the Participant to the extent necessary to fulfill a domestic relations order as specified in Code section 414(p)(1)(B).
(b) Compliance with Ethics or Conflict of Interest Laws. The Plan may accelerate the time or schedule of payment to the extent reasonably necessary to avoid the violation of an applicable federal, state, local or foreign ethics law or conflict of interest law.
(c) Payment of Employment Taxes. The Plan may accelerate the time or schedule of payment to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code sections 3101, 3121(a), and 3121(v)(2), where applicable, on compensation deferred under the Plan (the "FICA amount"). The Plan may also accelerate the time or schedule of payment to pay income tax at source on wages imposed under Code section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding of such Code section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount and the income tax withholding related to such FICA amount.
(d) Payment upon Income Inclusion. The Plan may accelerate the time or schedule of payment at any time the Plan fails to meet the requirements of Code section 409A and the Treasury Regulations thereunder; provided, however, that the accelerated payment may not exceed the amount required to be included in income as a result of the failure to comply with such requirements.
(e) Payment of State, Local or Foreign Taxes. The Plan may accelerate the time or schedule of payment to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount); provided, however, that such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant. Additionally, the arrangement may provide for the acceleration of the time or schedule of payment to pay the income tax at source on wages imposed under Code section 3401 as a result of such payment and to pay the additional income tax at source on wages imposed under Code section 3401 attributable to such additional wages and taxes; provided, however, that the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
(f) Bona Fide Disputes. The Plan may accelerate the time or schedule of payment where such payments occur as part of a settlement between the Participant and the Employer (or an Affiliate) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount. Discretion to accelerate payments, other than due to an arm's length settlement of a bona fide dispute as to the service provider's right to the deferred amount, is not permitted. Whether a payment qualifies for the exception under this paragraph is based on all relevant facts and circumstances. A payment will be presumed not to meet this exception unless the payment is subject to a substantial reduction in the value of the payment made in relation to the amount that would have been payable had there been no dispute as to the Participant's right to the payment. For this purpose, a reduction that is less than 25% of the present value of the deferred amount in dispute generally is not considered a substantial reduction. In addition, a payment will be presumed not to meet this exception if the payment is made proximate to a downturn in the financial health of the Employer and its Affiliates.
ARTICLE 9
 ADMINISTRATION
9.1 Committee. The Committee shall be the "plan administrator" of the Plan as defined in section 3(16) of ERISA, with the authority and discretion to construe, administer, and interpret the Plan. The Committee may designate a person or persons to be responsible for the day-to-day administration of the Plan and to act on behalf of the Committee. The members of the Committee shall be Associates appointed by, and serving at the discretion of, the Board.
9.2 Benefit Determination. The Committee shall determine any payments due from the amounts recorded in the Participants' Accounts under the Plan. The Committee shall rely on the records of the Employer and the Company in determining any Participant's eligibility for and amount of such benefits. In the event that the Committee's reliance on the records of the Company or the Employer causes an amount to be over- or under-paid, the Committee shall either cause the balance of an underpayment to be paid to the Participant or take any action deemed appropriate to recover the balance of an overpayment.
9.3 Participant Statements. The Committee will prepare and distribute to each Participant at least annually a summary of the status of his or her Account, reflecting Participant deferrals, vested and unvested Employer Contributions and accrued earnings.
9.4 Expenses. The cost of payment from this Plan and the expenses of administering this Plan shall be borne by the Employer.

ARTICLE 10
 RIGHTS OF PARTICIPANTS
10.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Employer to make payments of the vested amounts recorded in the Participants' Accounts when due. Payments of amounts recorded as Account balances shall be made out of the general assets of the Employer.
10.2 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company or the Employer. To the extent that any person acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Employer.
10.3 Authorization for Trust. The Company may, but is not required to, establish one or more trusts, with such trustee as the Committee may approve, for the purpose of providing for the payment of amounts recorded in Participants' Accounts. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer's creditors and Participants will continue to have the status of unsecured creditors with respect to the Employer's obligation to make benefit payments. To the extent any amounts credited to Accounts under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but, to the extent not so paid, such amounts shall remain the obligation of, and shall be paid by, the Employer.
10.4 Change in Control. In the event of a Change in Control, the Company will establish a trust or trusts as described in Section 10.3, to which will be contributed sufficient assets to fully fund all Participant Accounts.
10.5 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Employer to terminate any Participant's employment at any time or confer upon any Participant any right to continue in the employ of the Employer.
ARTICLE 11
 CLAIMS PROCEDURES
11.1 Filing a Claim. Any Participant or other person claiming an interest in the Plan (the "Claimant") may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.
11.2 Claim Decision. The Claimant will be notified within 90 days after the claim is filed (45 days if the claim relates to a Plan determination of Disability (a "Disability Claim")) whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional 90 days (30 days for a Disability Claim) to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90-day (or 45-day) period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision. In the case of a Disability Claim, the Committee may further extend the period for making a determination by up to an additional 30 days if, before the end of the first 30-day extension period, the Committee determines that such an additional extension is necessary due to matters beyond the control of the Plan and notifies the Claimant of the circumstances requiring an extension of time and the date by which the Committee expects to render a decision.
11.3 Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes (a) the specific reasons for the denial; (b) specific reference to the pertinent Plan provisions on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; (d) a description of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following a denial of the claim on appeal; and (e) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
11.4 Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within 60 days (180 days for a Disability Claim) after receiving notice of denial. The decision on appeal will be made within 60 days (45 days for a Disability Claim) after the Committee's receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days (90 days for a Disability Claim) after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial 60-day (or 45-day) period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
11.5 Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes (a) the specific reasons for the denial; (b) specific references to the pertinent Plan provisions on which such denial is based; (c) a statement that the Claimant may receive on request all relevant records at no charge; (d) a description of the Plan's voluntary procedures and deadlines, if any; (e) a statement of the Claimant's right to sue under Section 502(a) of ERISA; and (f) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
11.6 Additional Rules for Disability Claims filed on or after January 1, 2018.
(a) Notice to Claimant of any extension of the 45-day period for initial determination must include the circumstances requiring the extension and the date as of which a decision is expected, with a specific explanation of the standards on which entitlement to a Disability distribution are based, the unresolved issues preventing a decision on the Disability

Claim and the information needed to resolve those issues, and must give Claimant 45 days to provide any information requested.
(b) In addition to the information provided with respect to other claims, the notification of denial of a Disability Claim must include the following:
(i) A discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by Claimant to the Plan of health care professionals who are treating the Participant and vocational professionals who have evaluated the Participant; medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Disability Claim, without regard to whether the advice was relied on in making the determination; and any Disability determination made by the Social Security Administration presented to the Plan by Claimant.
(ii) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied on in making the decision, or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
(iii) A statement that Claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the Disability Claim.
(iv) Subsequent review of any decision denying a Disability Claim must be conducted by an independent and impartial fiduciary not involved in the initial determination. Claimant shall be notified in writing not later than 45 days after receipt of a request for a review. This 45-day period may be extended for an additional 45 days if special circumstances require the extension. Before the Plan can issue an adverse determination on appeal, Claimant shall be provided, free of charge, with any new or additional evidence considered, relied on or generated by the Committee or other person making the benefit determination (or at the direction of the Committee or such other person) in connection with the Disability Claim. Such evidence shall be provided to Claimant as soon as possible and sufficiently before the deadline for the notice of adverse determination, to give Claimant a reasonable opportunity to respond. Before the Plan can issue an adverse determination on appeal based on new or additional rationale, Claimant shall be provided, free of charge, with such rationale. The rationale will be provided as soon as possible and sufficiently before the deadline for the notice of adverse determination to give Claimant a reasonable opportunity to respond.
(v) In addition to the information provided for all other claims on appeal, the notice of determination of a Disability Claim appeal must include an explanation of the basis for disagreeing with or not following the views presented by Claimant of health care professionals treating the Participant and vocational professionals who evaluated the Participant, the views of medical or vocational experts whose advice was obtained on behalf of the Committee (regardless of whether the advice was relied upon), and any disability determination of the Social Security Administration presented by Claimant to the Committee. The notice also shall include either the specific internal rules, guidelines, protocols, standards or other similar criteria relied on in making the decision or a statement that no such rules, guidelines, protocols, standards or other similar criteria exist, and a statement informing Claimant of his or her right to bring a civil suit under federal law (and a description of the Plan's limitation period for doing so, if any).
11.7 Claims Procedures Mandatory. The internal claims procedures set forth in this Article 11 are mandatory. The Committee has the authority to make final decisions with respect to paying claims under the Plan, and all determinations of the Committee shall be final, conclusive and binding on all interested parties. No legal action for benefits under the Plan may be brought unless and until the Claimant has exhausted his remedies under this Article 11.
ARTICLE 12
 AMENDMENT AND TERMINATION
12.1 Plan Amendments. The Company reserves the right to amend the Plan from time to time. The Plan may be amended by the Board (or by any committee of the Board to which such authority has been delegated), provided, however, no amendment may reduce any amount being paid or then payable to a Participant. Further, no amendment may reduce amounts recorded in Accounts of Participants as of the date of the amendment or adversely alter in any manner the rights provided under the Plan with respect to such amounts; provided that the Company may amend the Plan to provide for certain accelerated payments permitted by and in accordance with Code section 409A and the Treasury Regulations issued thereunder.
12.2 Plan Termination. The Company reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of Participants to amounts recorded in Accounts as of the date of such termination.
ARTICLE 13
 MISCELLANEOUS
13.1 Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.
13.2 Designation of Beneficiary. Each Participant may name a Beneficiary to whom any amount under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form provided by and maintained by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of such designation, or if no designated Beneficiary survives the Participant, amounts remaining unpaid at the Participant's death shall be paid to the Participant's estate.
13.3 Withholding of Taxes. The Employer shall have the right to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy tax withholding requirements.
13.4 Successors. All obligations of the Employer under the Plan with respect to Participants' Accounts shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the beneficial ownership of the Employer.
13.5 Plan Status under ERISA. The Plan is intended to be a "plan that is unfunded and maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees" within the meaning of sections 201, 301, and 401 of ERISA and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Company may terminate participation in the Plan of all or certain Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes a "pension plan" within the meaning of section 3(2) of ERISA that is not so exempt; provided, however, that all such actions under this Section 13.5 shall comply with Code section 409A.
13.6 Nontransferability. The right of any Participant, Beneficiary or any other person to the payment of any amounts under this Plan shall not be assigned, transferred, pledged or encumbered to the fullest extent allowed by law. However, in the event that a court or other binding authority disregards this Section 13.6, the Participant, Beneficiary or other person entitled to payment will not be made whole with additional benefits.
13.7 Governing Law. All questions pertaining to the construction, validity, and effect of the Plan will be determined in accordance with the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Texas (without reference to the conflicts of laws provisions thereof).
13.8 Limitations on Actions. No action may be brought against the Plan, the Company, the Employer or any related party for any benefits under the Plan more than one year after the exhaustion of remedies under Article 11 with respect to a claim for benefits.
13.9 Entire Agreement. The Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein and supersedes all prior oral or written plans, agreements or restrictions, representations, or warranties between any Participant and the Company or Employer, other than those as set forth or provided herein.
13.10 Section 409A Compliance. The Plan is intended to comply with Code section 409A and the Treasury Regulations issued thereunder, and will be interpreted, administered and operated accordingly. In accordance with the foregoing, no Participant shall have a legally binding right to any distribution made to such Participant in error and the Participant agrees to cooperate with the Company with respect to any permissible correction under Code section 409A or the Treasury Regulations. Notwithstanding the foregoing, in no event will any of the Company, the Employer or their respective officers, directors, parents, Affiliates, agents or employees, have any liability for failure of the Plan to satisfy Code section 409A and none of the foregoing guarantees that the Plan complies with Code section 409A.
[Signature page follows]

This amendment and restatement of the Alliance Data Systems Corporation Executive Deferred Compensation Plan is hereby adopted this November 22, 2017, and is effective as of January 1, 2018.
ALLIANCE DATA SYSTEMS CORPORATION

   /s/ Edward J. Heffernan
By:      Edward J. Heffernan
Title:   President and CEO